Exhibit 23.2
Consent Of Independent Registered Public Accounting Firm
To the Member
Vibra Healthcare, LLC:
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-121883) on Post-Effective Amendment No.6 on Form S-3 to Form S-11 of Medical Properties Trust, Inc. of our report dated March 27, 2006, relating to the consolidated balance sheet of Vibra Healthcare, LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and changes in member’s deficit, and cash flows for the year ended December 31, 2005, and the period from inception (May 14, 2004) through December 31, 2004, which report appears in the December 31, 2005, Annual Report on Form 10-K of Medical Properties Trust, Inc., and to the reference to us under the heading “Experts” in the Registration Statement.
/s/ Parente Randolph, LLC
Harrisburg, Pennsylvania
September 26, 2006